Exhibit 99.1

Semtech Announces Third Quarter of Fiscal Year 2010 Results

  Net Sales Increased 13% Sequentially to $75.1M
  Q3 GAAP Gross Margin Expanded 60 Basis Points Sequentially to 55.1%
  Q3 GAAP Operating Income Increased 42% Sequentially to $12.1M
  Cash and Investments Increased $25.3M Sequentially to $316.3M
  Semtech Announces Acquisition of Sierra Monolithics, Inc. in $180M Cash Transaction

CAMARILLO, Calif.--(BUSINESS WIRE)--November 18, 2009--Semtech Corporation (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today reported un-audited financial results for its third quarter of fiscal year 2010 that ended October 25, 2009.

Net revenues for the third quarter of fiscal year 2010 were $75.1 million, down 6 percent from the third quarter of fiscal year 2009 and up 13 percent compared to the second quarter of fiscal year 2010.

For the third quarter of fiscal year 2010 the company reported a net loss of $20.9 million or 34 cents per share computed in accordance with U.S. generally accepted accounting principles (GAAP). Third quarter of fiscal year 2010 results reflect a one-time tax expense of $32.8 million related to the decision to repatriate foreign-domiciled cash for purposes of funding the Sierra Monolithics transaction as referenced in the press release and 8-K filed earlier this afternoon. Excluding this one-time tax expense, our GAAP net income would have been $11.9 million or 19 cents per share. GAAP net income was $11.5 million or 19 cents per diluted share in the third quarter of fiscal year 2009 and $7.4 million or 12 cents per diluted share in the second quarter of fiscal year 2010.

GAAP gross profit margin for the third quarter of fiscal year 2010 was 55.1 percent compared to 53.5 percent in the third quarter of fiscal year 2009 and 54.5 percent in the second quarter of fiscal year 2010.

Semtech had $316.3 million of cash, cash equivalents and investments as of October 25, 2009, which was up from $291.1 million at the end of the second quarter of fiscal year 2010.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, commented, “Semtech delivered strong sequential sales with our second consecutive quarter of double-digit revenue growth. We are also encouraged by the new platform products that are contributing to this growth. Semtech also demonstrated strong operating leverage with solid improvements in our gross and operating margins. These are clear examples of the focus on execution taking place within Semtech. We are also excited to announce the acquisition of Sierra Monolithics, Inc. as the combination will create a leading provider of ultra high performance wireless and communications platforms across multiple end markets and applications.”

The results announced today are preliminary, as they are subject to customary quarterly review procedures by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2010.

Fourth Quarter Outlook

Semtech estimates net sales for the fourth quarter, which ends January 31, 2010, will be flat to up 4 percent on a sequential basis. GAAP earnings for the fourth quarter of fiscal year 2010 are expected to be 15 to 17 cents per diluted share. This outlook excludes any financial results associated with the pending Sierra Monolithics acquisition.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations, including but not limited to our plans, objectives and expectations with respect to Sierra Monolithics and its business. These forward-looking statements are identified by the use of such terms and phrases as “intends,” “goal,” “estimate, “expect,” “project,” “plans,” “anticipates,” “should,” “will,” “designed to,” “believe,” and other similar expressions which generally identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the actual closing of the proposed transaction; the satisfaction or non-satisfaction as applicable of one or more conditions to the closing of the proposed transaction; delay of, or inability to receive regulatory approval of the transaction, including delays in obtaining the expiration or termination of the waiting period under the HSR Act; the success of near and longer term integration efforts between the combined companies; competitive changes in the market place applicable to the products of Sierra Monolithics, including, but not limited to the pace of growth or adoption rates of applicable products or technologies, shifts in focus among target customers, and other comparable changes in projected or anticipated markets; the depth, extent and duration of current and anticipated world wide economic uncertainty, at both a macro level, and as it impacts both the Company’s historical products, industry, and market sector, as well as those of Sierra Monolithics following closing of the transaction, and the Company’s ability to forecast and achieve anticipated revenues and earnings estimates in light of continuing economic uncertainty, including estimates applicable to Sierra Monolithics, as well as resulting from the integration of Sierra Monolithics’ financial performance and results into the Company’s full financial results. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 25, 2009, in the Company’s other filings with the SEC, and in material incorporated therein by reference. In light of the significant uncertainties inherent in the forward-looking information included herein, any such forward-looking information should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. Investors are cautioned not to place undue reliance on any forward-looking information contained herein. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

About Sierra Monolithics

Sierra Monolithics, Inc. is a leading supplier of proven analog and mixed-signal IC solutions for optical communications, wireless and microwave/millimeter wave applications. Founded in 1986, Sierra Monolithics has leveraged its mixed-signal UC design and expertise in high-frequency aerospace and defense communications to develop a variety of high-performance optical ICs, RFICs, and MMICs. Currently, Sierra Monolithics designs and manufactures products for broadband wireless (WiMAX RFICs), optical communications (OC-768 SerDes) and microwave/millimeter markets. Sierra Monolithics is privately held with headquarters in Irvine, California. For more information, visit http://www.monolithics.com.

SEMTECH CORPORATION GAAP CONSOLIDATED STATEMENTS OF INCOME (Table in thousands - except per share amount)

	Three Months Ended			Nine Months Ended
	Oct 25,	Oct 26,	July 26	Oct 25,	Oct 26,
	2009	2008	2009	2009	2008
	Q3 2010	Q3 2009	Q2 2010	Q3 2010	Q3 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$75,147	$79,721	$66,317	$201,541	$232,125
Cost of sales	33,776	37,070	30,165	91,286	105,888
Gross profit	41,371	42,651	36,152	110,255	126,237

Operating costs and expenses:
Selling, general and administrative	18,521	19,358	16,741	52,717	59,076
Product development and engineering	10,467	10,127	10,591	31,142	31,634
Acquisition related items	303	273	302	908	818

Total operating costs and expenses	29,291	29,758	27,634	84,767	91,528

Operating income	12,080	12,893	8,518	25,488	34,709

Interest and other income, net	1,136	904	282	2,708	3,884

Income before taxes	13,216	13,797	8,800	28,196	38,593
Provision for taxes	34,103	2,287	1,380	36,719	7,343

Net (loss) income	$(20,887)	$11,510	$7,420	$(8,523)	$31,250

Earnings (loss) per share:
Basic	$(0.34)	$0.19	$0.12	$(0.14)	$0.51
Diluted	$(0.34)	$0.19	$0.12	$(0.14)	$0.50

Weighted average number of shares:
Basic	61,030	61,233	60,493	60,622	61,432
Diluted	61,030	61,727	61,044	60,622	62,253

SEMTECH CORPORATION GAAP CONSOLIDATED STATEMENTS OF INCOME (Table stated as a percentage of revenue)

	Three Months Ended			Nine Months Ended
	Oct 25,	Oct 26,	July 26	Oct 25,	Oct 26,
	2009	2008	2009	2009	2008
	Q3 2010	Q3 2009	Q2 2010	Q3 2010	Q3 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	44.9%	46.5%	45.5%	45.3%	45.6%
Gross profit	55.1%	53.5%	54.5%	54.7%	54.4%

Operating costs and expenses:
Selling, general and administrative	24.6%	24.3%	25.2%	26.2%	25.5%
Product development and engineering	13.9%	12.7%	16.0%	15.5%	13.6%
Acquisition related items	0.4%	0.3%	0.5%	0.5%	0.4%

Total operating costs and expenses	39.0%	37.3%	41.7%	42.1%	39.4%

Operating income	16.1%	16.2%	12.8%	12.6%	15.0%

Interest and other income, net	1.5%	1.1%	0.4%	1.3%	1.7%

Income before taxes	17.6%	17.3%	13.3%	14.0%	16.6%
Provision for taxes	45.4%	2.9%	2.1%	18.2%	3.2%

Net (loss) income	(27.8%)	14.4%	11.2%	(4.2%)	13.5%

Note: Percentages may not add or calculate precisely due to rounding

SEMTECH CORPORATION CONSOLIDATED BALANCE SHEETS (Table in thousands)

	Oct 25,	January 25,
	2009	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$103,053	$147,666
Temporary investments	167,540	98,735
Receivables, less allowances	25,501	27,467
Inventories	25,428	27,986
Deferred income taxes	4,900	4,287
Other current assets	8,101	7,561
Total Current Assets	334,523	313,702

Property, plant and equipment, net	34,472	31,786
Long-term investments	45,727	12,414
Deferred income taxes	29,967	25,544
Goodwill	25,540	25,540
Other Intangibles	3,483	2,091
Other assets	9,771	9,718
Total Assets	$483,483	$420,795

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$19,390	$10,653
Accrued liabilities	16,971	15,915
Income taxes payable	2,595	2,108
Deferred revenue	2,368	2,808
Accrued taxes	3,247	727
Deferred income taxes	1,503	1,604
Total Current Liabilities	46,074	33,815

Deferred income taxes - Non Current	39,349	101
Accrued Taxes	1,329	3,563
Other long-term liabilities	7,428	5,296

Shareholders’ equity	389,303	378,020
Total Liabilities & Equity	$483,483	$420,795

The following information is provided to enhance the user’s overall understanding of the Company’s comparable financial performance between periods. Management generally considers these items in managing and evaluating the performance of the business.

	Three Months Ended			Nine Months Ended
	Oct 25,	Oct 26,	July 26	Oct 25,	Oct 26,
	2009	2008	2009	2009	2008
Supplemental Information	Q3 2010	Q3 2009	Q2 2010	Q3 2010	Q3 2009
(in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Acquisition related items	303	273	302	908	818
Option and restatement related expenses	1,078	611	(340)	1,147	1,101
Stock based compensation expense	4,102	3,836	4,952	13,820	13,089
Restructuring cost	50	-	160	398	2,310
Total before taxes	5,533	4,720	5,074	16,273	17,318
Associated tax effect	(1,203)	(1,372)	(1,399)	(4,044)	(4,901)
Total of supplemental information net of taxes	$4,330	$3,348	$3,675	$12,229	$12,417

	Three Months Ended			Nine Months Ended
	Oct 25,	Oct 26,	July 26	Oct 25,	Oct 26,
	2009	2008	2009	2009	2008
Stock Based Compensation Expense	Q3 2010	Q3 2009	Q2 2010	Q3 2010	Q3 2009
(in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cost of sales	$284	$382	$344	$942	$1,168
Selling, general and administrative	2,658	2,475	3,354	$9,602	8,859
Product development and engineering	1,160	979	1,254	$3,276	3,062
Total stock-based compensation	$4,102	$3,836	$4,952	$13,820	$13,089

CONTACT:
Semtech Corporation
Chris Rogers, Investor Relations
805-480-2004